Exhibit 10.10

LEASE AGREEMENT

THIS LEASE AGREEMENT, dated as of Oct. 7, 2010 (the “Effective Date”), is between the Landlord and the Tenant hereinafter named.

1. Definitions and Basic Provisions. The following definitions and basic provisions shall be construed in conjunction with and limited by the references thereto in other provisions of this lease:

(a) “Landlord”: 100 Medpace Way, LLC, an Ohio limited liability company, whose address is c/o August J. Troendle, 4620 Wesley Avenue, Cincinnati, Ohio 45212.

(b) “Tenant”: Medpace, Inc., an Ohio corporation, whose address is 4620 Wesley Avenue, Cincinnati, Ohio 45212.

(c) “Premises”: the property described in Exhibit A hereto (the “Property”), on which is located the building (the “Building”) containing approximately 132,471 gross square feet of and other improvements located thereon. The parties agree that the number of rentable square feet of the Building shall equal the number of gross square feet set forth above and waive any right to remeasure the Building.

(d) “Lease Term”: an Initial Term of 12 Lease Years commencing on the Commencement Date, plus any Renewal Term exercised in accordance with the terms hereof. A “Lease Year” means a 12 month period with the first Lease Year starting on the Commencement date, provided that if the Commencement Date is any date other than the first day of a calendar month, the first month of the first Lease Year shall include the period from the Commencement Date through the end of the calendar month during which the Commencement Date occurs, plus the immediately following full calendar month. Upon the Commencement Date, Landlord and Tenant shall execute a Declaration of Commencement in form reasonably required by Landlord specifying the Commencement Date, the expiration date, that all work to be performed by Landlord in the Premises is satisfactorily completed and that Tenant accepts the Premises. Provided Tenant is not in default hereunder beyond any applicable notice and cure period at the time of exercise, Tenant shall also have one options to renew the Term for a period of ten years (collectively, the “Renewal Term”), as set forth in Section 13 herein.

(e) “Commencement Date”: on November 1, 2010 Upon the Commencement Date, Tenant shall accept the Premises AS IS, but subject to any applicable manufacturing, installation and construction warranties issued to Landlord. Until the Commencement Date, all provisions of this Lease shall be binding except Tenant is not obligated to pay Rent.

(f) “Base Rent”: $165,588.75 per month (based on $15.00 per gross square foot per year) for the first Lease Year. Base Rent shall be increased at and as of the beginning of each subsequent Lease Year by the increase in the CPI. As used herein, “Rent” shall mean Base Rent plus all other items of Additional Rent and all other charges due from Tenant hereunder. All Rent shall be payable to the order of Landlord at its address set forth above, or such other address as Landlord may from time to time request by written notice to Tenant.

(g) “CPI”: “Consumer Price Index - U.S. City Average for All Items for all Urban Consumers” (1982-1984 = 100) published monthly in the Monthly Labor Review by the United States Department of Labor. If (i) the CPI is discontinued, comparable statistics on the purchasing power of the consumer dollar, as published at the time of such discontinuation by a responsible financial periodical of recognized authority selected by Landlord, shall be used for making the above computation and (ii) the base year (1982-1984 = 100) or other base year used in computing the CPI is changed, the figures used in making the foregoing adjustment shall accordingly be changed so that all changes in the CPI are taken into account notwithstanding any change in the base year. The “Base Index Number” shall be the CPI most recently published before the Commencement Date; the “Current Index Number” shall be the CPI last published before the date as to which a CPI adjustment is being calculated; for example, if a CPI calculation is to be made on the anniversary of the Commencement Date, then the Current Index Number shall be the last CPI published preceding such anniversary date.

(h) “Permitted Use”: for general office use.

(i) “Affiliate” means any entity that, directly or indirectly: (i) owns or controls Tenant; (ii) is owned or controlled by Tenant; (iii) is under common ownership or control with Tenant; or (iv) results from the merger, consolidation or reorganization of Tenant with or into any other entity.

2. Granting Clause. In consideration of the payment by Tenant of Rent as herein provided and in consideration of the other terms, covenants and conditions hereof, Landlord hereby demises and leases to Tenant, and Tenant hereby takes from Landlord, the Premises to have and to hold the same for the Lease Term specified in Section 1(d) hereof, all upon the terms and conditions set forth in this Lease.

3. Rent.

(a) Base Rent. Tenant shall pay to Landlord as Base Rent for the Premises the sum specified in Section 1(f) hereof, such amount to be paid in equal consecutive monthly installments, in advance, on or before the first day of each and every calendar month during the Lease Term without notice, offset or counterclaim. The first payment of Base Rent shall be due on the Commencement Date. THE OBLIGATION OF THE TENANT TO PAY RENT IS AN INDEPENDENT COVENANT, AND NO ACT OR CIRCUMSTANCE WHETHER CONSTITUTING BREACH OF COVENANT BY LANDLORD OR NOT, SHALL RELEASE TENANT OF THE OBLIGATION TO PAY RENT.

(b) Real Estate Taxes. In addition to Base Rent payable by Tenant to Landlord pursuant to this Lease, Tenant shall pay when due, directly to the applicable taxing authority, all Real Estate Taxes payable during the Lease Term. Within 30 days after Landlord’s written request therefor, Tenant shall deliver to Landlord satisfactory evidence that the installment or payment has been paid and discharged in full. In the event that Landlord receives any bill for Real Estate Taxes for the Premises during the Lease Term, Landlord shall immediately turn such bill over to Tenant for timely payment. Tenant shall receive the benefit of any refunds, rebates, abatements or reductions in any Real Estate Taxes (collectively, “Refund”) which are attributable to any period for which Tenant is obligated to pay Real Estate Taxes under this Lease, whether or not such Refund was actually applied or received during the term of this Lease. The parties acknowledge that the Premises is the subject of a Community Reinvestment Area LEED Tax Exemption Agreement between the City of Cincinnati and Landlord, (“CRA Agreement”), which provides for an abatement of real property taxes under the terms of the CRA Agreement. Tenant agrees to complete and submit to the Landlord the reports of Tenant’s hiring and employment activities which Landlord is required to file under the CRA Agreement and Landlord agrees to comply the Agreement by timely filing any such reports and by complying with all other terms of the CRA Agreement. In the event that Landlord receives any Refund from any taxing authority which is attributable to any period for which Tenant is obligated to pay Real Estate Taxes under this Lease (whether or not such Refund was actually received by Landlord during the term of this Lease), Landlord shall immediately turn over to Tenant the full amount of such Refund. In the event that all or any portion of the real estate tax abatement granted under the CRA Agreement is revoked or withdrawn retroactively due to Tenant’s failure to employ the number of people required under the CRA Agreement, Tenant agrees to pay any additional Real Estate Taxes due which are attributable to any period for which Tenant is obligated to pay Real Estate Taxes under this Lease (whether or not such additional Real Estate Taxes become due during the term of this Lease). As used herein “Real Estate Taxes” means all real estate taxes, ad valorem taxes and assessments, general and special assessments, or any other tax imposed upon or levied against real estate or upon owners of real estate as such rather than persons generally, including taxes imposed on leasehold improvements, payable solely with respect to the Premises, including all land, all buildings and improvements situated thereon. Only Real Estate Taxes actually billed to the Landlord by the taxing authority during the term of this Lease are payable by Tenant. Real Estate Taxes relating to any period during the term of this Lease but not due and payable during the Term are not payable by Tenant. Notwithstanding anything to the contrary, the following are excluded from Real Estate Taxes: (a) any estate tax, inheritance tax, succession tax, capital levy tax, corporate franchise tax, gross receipts tax, income tax, conveyance fee or transfer tax; and (b) any assessment, bond, tax, or other finance vehicle that is (i) imposed as a result of Landlord’s initial construction of the Building, or (ii) used to fund construction of the Building or any additions or improvements thereto. If any assessment may be paid in installments, Tenant shall be permitted to pay such assessment over the longest installment period permitted and only the installment coming due during the Term hereof shall be included within Real Estate Taxes.

(c) Tenant’s Other Tax Obligations. Tenant shall pay before delinquency any and all taxes, assessments, fees or charges, including any sales, gross income, rental, business occupation or other taxes, levied or imposed upon Tenant’s business operations in the Premises and any personal property or similar taxes levied or imposed upon Tenant’s trade fixtures, leasehold improvements or personal property located within the Premises. In the event any such taxes, assessments, fees or charges are charged to the account of, or are levied or imposed upon the property of Landlord, Tenant shall reimburse Landlord for the same as Additional Rent. Notwithstanding the foregoing, Tenant shall have the right to contest in good faith any such item and to defer payment until after Tenant’s liability therefor is finally determined so long as Landlord is held harmless from any liability through bonding or such other security as Landlord reasonably feels is appropriate.

(d) Late Fees. In the event payment of any and all amounts required to be paid pursuant to this Lease are not made within 10 days of the due date, a service fee of 5% of the unpaid amount(s) will be due as Additional Rent, at the election of Landlord. Any amount not paid when due shall bear interest at the rate of 12% per year (the “Default Rate”).

4. Maintenance and Repairs.

(a) Repair and Maintenance of Landlord. Landlord has posted a cash deposit in lieu of bond in connection with MSD Permit No. E/F 02-2009 (“the Permit”) for excavation and fill on Landlord’s property which includes the Premises. Landlord agrees that any liability assumed by Landlord in connection with the Permit shall not be the responsibility of Tenant under the terms of this Lease. All other repairs, replacements and maintenance required on the Premises shall be the responsibility of the Tenant. Landlord acknowledges that Premises is subject to certain manufacturer, vendor and installer warranties and service contracts (“Warranties”), and agrees that all such Warranties, to the extent they have been issued to Landlord, shall be available for the benefit of Tenant, provided that any cost associated with maintaining or accessing such Warranties shall be borne by solely by Tenant. Accordingly, Landlord shall make a good faith effort to forward to Tenant any notices received regarding any opportunities to extend or maintain such Warranties, but Landlord shall bear no liability to Tenant for failure to so notify Tenant of any such opportunities. Upon Tenant’s request and to the extent permitted under the terms of any such Warranties, Landlord agrees to assign or otherwise transfer such Warranties to Tenant for the term of this Lease.

(b) Repair and Maintenance of Tenant. Tenant shall, at Tenant’s sole cost and expense, keep the Premises and good, safe and sanitary condition, maintaining, repairing and replacing every part thereof, including without limitation repairs and replacements of all structural components of the Premises, including the roof, the elevators within the Building, the heating, ventilation and air conditioning (“HVAC”) systems serving the Building, the parking lot serving the Building and all other repair and maintenance of the Premises. Throughout the Term of this Lease, Tenant shall keep in full force and effect at Tenant’s sole cost and expense, a contract with one or more licensed heating and cooling companies for the routine maintenance of the HVAC system(s) servicing the Premises, and a contract for one or more qualified companies for elevator maintenance, which contracts shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld or delayed. Such contracts shall provide, at a minimum, for inspections and maintenance of the dedicated HVAC system at least once every six months and elevators at least once a year and shall establish maximum allowable response times for service calls. Tenant’s repair and maintenance shall include, without limitation, cleaning and janitorial services; maintaining exterior landscaping; removing snow, ice and other debris from parking lots and walkways; cleaning, maintaining, repairing and replacing all components of Tenant’s furniture, fixtures and equipment; and providing for reasonable security of the Premises. Accordingly, Tenant shall not be responsible for paying or reimbursing Landlord for any operating expenses, common area maintenance charges or similar costs. Notwithstanding the foregoing to the contrary, for repairs or maintenance to such portions of the Premises which are required due to the gross negligence or wrongful act of Landlord, Landlord’s agents, employees or customers, Landlord shall make such repairs or provide such maintenance at Landlord’s expense. Notwithstanding anything contained herein, if the HVAC system or roof has to be replaced at any time during the last two Lease Years of the Term, Tenant remains obligated, at Tenant’s sole cost and expense, to replace the HVAC system and/or its component parts and/or roof, as applicable; but if Tenant does not exercise any right to extend the Term of this Lease after the date such replacement is completed, then Landlord shall reimburse Tenant the unamortized value of the HVAC or roof replacement upon written receipt of all reasonable written invoices from Tenant after Tenant has vacated the Premises.

(c) Alterations or Improvements. Tenant may make any interior, non-structural, non-mechanical changes (“Tenant Alterations”) at any time desired by Tenant without Landlord’s consent, provided that Tenant: (i) acquires any legally required permit to do so from appropriate governmental agencies, (ii) furnishes of a copy thereof to Landlord prior to the commencement of the work, (iii) complies with all conditions of the permit in a prompt and expeditious manner, and (iv) the cost of Tenant Alterations in any 12 month period does not exceed $50,000.00; all other alterations to the Premises shall require the prior written consent of Landlord not to be unreasonably withheld. Tenant shall make the Tenant Alterations in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and quality equal to or better than the original construction of the Building and using a contract reasonably approved by Landlord. All Tenant Alterations shall be installed at Tenant’s sole expense. Tenant shall promptly repair any damage to the Premises or the Building caused by any such Tenant Alterations. Such alterations, physical additions, or improvements when made to the Premises by Tenant shall be surrendered to Landlord and become the property of Landlord upon termination in any manner of this Lease, but this clause shall not apply to moveable non-attached fixtures or furniture of Tenant. If any mechanic lien is filed against the Premises or the Building as a result of any act or omission by Tenant, its agents, employees or invitees, Tenant shall cause same to be discharged of record within 10 days after the lien is filed. Landlord shall have no right to make any alterations or improvements to the Premises without Tenant’s consent unless such alterations or improvements are required by law. In the event that Landlord deems it necessary to make alterations or improvements that are required by law, Landlord shall provide Tenant with written notice as far in advance as possible and work with Tenant to minimize the disruption to Tenant’s business operations. All alterations and improvements made by Landlord shall be at Landlord’s sole cost and expense. Any alterations or improvements to the Premises paid for by Landlord, except office furniture, equipment, personal property and trade fixtures, shall become a part of the realty and the property of Landlord, and shall not be removed by Tenant.

(d) Notwithstanding anything contained herein, if and when another building is constructed on property adjacent to the Premises or otherwise located within the overall development of which the Premises is a part, Landlord may upon written notice to Tenant assume responsibility to maintain some or all of the common areas located on the Premises, including landscaping and snow removal. To the extent Landlord assumes such maintenance responsibilities, Tenant shall reimburse Landlord for a pro rata share of Landlord’s costs to perform such maintenance from time to time within 30 days after written invoice. Tenant’s share shall be determined by dividing the rentable square feet of the Premises by the aggregate rentable square feet of all buildings for whom Landlord has assumed similar responsibility.

5. Assignment or Sublease.

(a) Tenant. Except as set forth below, Tenant shall not mortgage, sell, assign or transfer this Lease, or any interest herein, or allow the same to be done by operation of law or otherwise, or sublet the Premises or any part thereof, or use or permit the Premises to be used for any purpose other than a Permitted Use, without the prior written consent of Landlord. Notwithstanding anything contained herein, Tenant may, upon prior written notice to Landlord but without Landlord’s prior consent, assign this Lease or sublease all or any portion of the Premises, to an Affiliate. Tenant shall remain liable for the performance of the terms and conditions of the Lease in the event of any such assignment or sublease.

(b) Landlord. Landlord shall have the right to sell the Premises at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder accruing after the date of such conveyance.

6. Insurance and Indemnity.

(a) Release. All of Tenant’s personal property shall be and remain at Tenant’s sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord from (a) any and all liability for theft or damage to Tenant’s personal property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the Premises, except to the extent caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this section limit (or be deemed to limit) the waiver of subrogation contained below. This section survive the expiration or earlier termination of this Lease.

(b) Indemnification by Tenant. Tenant shall protect, defend, indemnify and hold Landlord, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) filed or otherwise made or incurred by a third party to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant’s agents, employees, contractors, customers or invitees in or about the Premises, (b) arising out of or relating to any of Tenant’s personal property, or (c) arising out of any other act or occurrence within the Premises, in all such cases except to the extent caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this section shall limit (or be deemed to limit) the waiver of subrogation contained below. This section shall survive the expiration or earlier termination of this Lease. In the event of any conflict between this section and the waiver of subrogation section below, the waiver of subrogation section shall control.

(c) Indemnification by Landlord. Landlord shall protect, defend, indemnify and hold Tenant, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) filed or otherwise made or incurred by a third party to the extent arising out of or relating to any act, omission, negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors. Nothing contained in this section limit (or be deemed to limit) the waiver of subrogation contained below. This section shall survive the expiration or earlier termination of this Lease. In the event of any conflict between this section and the waiver of subrogation section below, the waiver of subrogation section shall control.

(d) Insurance Carried by Tenant. During the Lease Term, Tenant shall maintain the following types of insurance, in the amounts specified below:

1)	Liability Insurance. Commercial General Liability Insurance (which insurance shall not exclude blanket contractual liability, broad form property damage, or personal injury) covering the Premises and Tenant’s use thereof against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $3,000,000, and with general aggregate limits of not less than $5,000,000 for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

2)	Casualty Insurance. Special Form Insurance (which insurance shall not exclude flood or earthquake) in the amount of the full replacement cost of the Building, including, without limitation, any alterations or improvements made by Landlord or Tenant, and Tenant’s personal property.

3)	Worker’s Compensation Insurance. Worker’s Compensation insurance in amounts required by applicable law.

4)	Business Interruption Insurance. Business Interruption Insurance with limits not less than an amount equal to one year’s Base Rent hereunder (for which Tenant may self insure at its option without having to satisfy the self insurance requirements below.)

All insurance required by Tenant hereunder shall (i) be issued by one or more insurance companies licensed to do business in Ohio and having an AM Best’s rating of A IX or better, and (ii) provide that said insurance shall not be materially changed, canceled or permitted to lapse on less than 10 days’ prior written notice to Landlord. In addition, Tenant’s insurance shall protect Tenant and Landlord as their interests may appear, naming Landlord, Landlord’s managing agent (if any), and any mortgagee requested by Landlord, as additional insureds on Tenant’s general liability and casualty insurance policies. On or before the Commencement Date, and thereafter, within 10 days prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 28 (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, together with a copy of the endorsements to Tenant’s commercial general liability and casualty policies naming the appropriate additional insureds. Upon Tenant’s receipt of a request from Landlord, Tenant shall provide Landlord with copies of all insurance policies, including all endorsements, evidencing the coverages required hereunder. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance or copies of insurance policies (if applicable), Landlord may obtain such insurance on Tenant’s behalf and Tenant shall reimburse Landlord upon demand for the cost thereof, along with an administrative fee equal to 10% of the amount expended by Landlord, which shall be deemed Additional Rent.

Notwithstanding anything to the contrary contained in this section, Tenant may, at its option, satisfy any or all of its obligations to insure with (a) a so-called “blanket” policy or policies of insurance, or (b) an excess or umbrella liability policy or policies of insurance, now or hereafter carried and maintained by Tenant; provided, however, that Landlord and any additional party named pursuant to the terms of this Lease shall be named as additional insured thereunder as their respective interests may appear, and provided that the coverage afforded Landlord and any additional named insureds shall not be reduced or diminished by reason of the use of any such blanket or umbrella policy or policies and that all the requirements set forth in this section are otherwise satisfied. Tenant agrees to permit Landlord at any reasonable time to inspect any policies of insurance of Tenant. Tenant may also elect at any time during the Lease Term not to carry general public liability insurance required under this section, and to “self insure” against risks, directly or through an Affiliate, in whole or in part, whether by eliminating such insurance entirely, by co-insurance or through deductible amounts, or otherwise, provided that (i) Tenant (or such affiliate) has in effect a program of “self-insurance” against such uncovered risks, (ii) Tenant (or such Affiliate) has and maintains a tangible net worth of at least $10,000,000.00, as evidenced by documentation reasonably satisfactory to Landlord, and (iii) the failure to carry such insurance does not violate any law, statute, code, act, ordinance, order, judgment, decree, injunction, rule, regulation, permit, license authorization or other requirement which is issued by an government or governmental agency with jurisdiction over the Leased Premises or which is applicable to Tenant in the conduct of its business.

(e) Insurance Carried by Landlord. During the Lease Term, Landlord shall maintain commercial general liability insurance (which insurance shall not exclude blanket, contractual liability or personal injury coverage) covering the Premises against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $1,000,000, and with general aggregate limits of not less than $3 million for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies. In addition, Landlord’s insurance shall protect Tenant and Landlord as their interests may appear, naming Tenant as additional insured on Landlord’s general liability and casualty insurance policy. Tenant shall reimburse Landlord for the cost of such insurance within 30 days of presentation of the invoice therefor.

(f) Waiver of Subrogation. Landlord and Tenant hereby release each other and each other’s employees, agents, customers and invitees from any and all liability for any loss, damage, or injury to person or property occurring in, on, about, or to the Premises or personal property within the Building by reason of fire or other casualty which could be insured against under a standard fire insurance policy with an “All Risk of Physical Loss” endorsement regardless of cause, including the negligence of Landlord or Tenant and their respective employees, agents, customers and invitees, whether or not such insurance is actually in force and effect, and agree that such insurance carried by either of them shall contain a clause whereby the insurer waives its right of subrogation against the other party, provided such insurance is available. Because the provisions of this section are intended to preclude the assignment of any claim mentioned herein by way of subrogation or otherwise to an insurer or any other person, each party to this Lease shall give to any insurance company which has issued to it one or more policies of fire and all risk coverage insurance notice of the provisions of this section and have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance by reason of the provisions of this section.

7. Use.

(a) Permitted Use. Tenant shall use the Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant shall use and maintain the Premises and conduct its business thereon in a safe, careful, reputable and lawful manner.

(b) Prohibited Uses. In no event shall Tenant use any part of the Premises for any retail sales activity or for any of the following noxious uses: (i) a second hand or surplus store; (ii) a mobile home park or trailer court; (iii) a fire, bankruptcy or auction sale; (iv) a laundry or dry cleaning operation; (v) automobile, truck, R.V. sales, leasing, display or repair; (vi) mortuary; (vii) any center for medical procedures, counseling or activities related to abortion, birth control or euthanasia; (viii) any establishment selling or exhibiting pornographic materials; (ix) an auto parts store or gas station; (x) any church, synagogue, mosque, temple or other place of worship; (xi) a “head” shop or any establishment displaying or selling drug paraphernalia; (xii) a massage parlor, topless bar or club or restaurant which provides striptease entertainment; (xiii) a landfill, garbage dump or for the dumping, disposal, incineration or storage of garbage or any business storing or handling hazardous materials; (xiv) any carnival or amusement park; (xv) a temporary placement service; (xvi) a drug or alcohol recovery or treatment facility; (xvii) a school or trade school; or (xviii) an off track betting facility or betting club or any other type of gambling establishment. Tenant shall not do or permit anything to be done in or about the Premises that will in any way cause a nuisance, obstruct or interfere with the rights of neighbors or injure or annoy them. Tenant shall not use the Premises, nor allow the Premises to be used, for any purpose or in any manner that would invalidate any policy of insurance now or hereafter carried on the Building or the Premises. Landlord may promulgate and modify from time to time rules and regulations for the safety, care or cleanliness of the Premises which shall be complied with by Tenant and its employees, agents, visitors and invitees.

(c) Access to and Inspection of the Premises. Upon two business days advance written notice (except in the case of an emergency, for which no notice or accompaniment by a representative of Tenant shall be required) and subject to the reasonable security procedures of Tenant, Landlord, its employees and agents and any mortgagee of the Building shall have the right to enter any part of the Premises, while accompanied by a representative of Tenant, at reasonable times for the purposes of examining or inspecting the same, showing the same to prospective purchasers, mortgagees or tenants and making such repairs, alterations or improvements to the Premises or the Building as Landlord may deem necessary or desirable. If representatives of Tenant shall not be present to open and permit such entry into the Premises when such entry is necessary due to an emergency, Landlord and its employees and agents may enter the Premises by means of a master or pass key or otherwise. Except when necessary due to an emergency, Landlord shall not enter the Premises unless an authorized representative of Tenant is present. Landlord shall use commercially reasonable efforts to schedule maintenance inspections and maintenance work outside of normal business hours, but in any event shall use commercially reasonable efforts to minimize interference with Tenant’s business operations. Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor.

(d) Surrender of Premises. Upon the expiration or termination of this Lease, Tenant shall: (i) remove all of its signage and repair any damage caused by such removal; (ii) deliver possession of the Premises to Landlord in a broom clean condition free of debris; (iii) repair any damage to the Premises caused by Tenant; and (iv) remove all of its trade fixtures, personal property and signage and repair any damage caused by such removal. Regardless of any statutory provision or case authority to the contrary, in the event that Tenant becomes involved in any bankruptcy case filed under Title 11 of the United States Code, and Tenant rejects this Lease either voluntarily or by operation of law, to the extent Landlord incurs any damages arising from Tenant’s post-petition failure to fulfill any of the provisions set forth in subsections (a) through (d) of this subsection, Tenant’s obligations to repair or remediate such damages shall be deemed to have occurred at the time the conduct causing such damages occurred; and Landlord shall be entitled to an allowed administrative expense claim under Bankruptcy Code Section 503(b)(1)(A) in the amount of such damages.

8. Utilities and Other Building Services.

(a) Utilities. Tenant shall pay or cause to be paid directly to providers all charges for air conditioning, steam, gas, water, sewer, electricity, light, heat or power, telephone or other utility or communication service directly and exclusively used, rendered or supplied upon or in connection with the Premises throughout the Term of this Lease.

(b) Interruption of Services. Tenant acknowledges and agrees that any one or more of the utilities or other services identified in subsection (a) or otherwise hereunder may be interrupted by reason of accident, emergency or other causes beyond Landlord’s control. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or service beyond Landlord’s control and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder. Landlord shall provide reasonable notice of the temporary interruption of utilities caused by repairs, alterations or improvements, to the extent that Landlord is aware of any such interruptions.

9. Casualty. In the event of damage to, or total or partial destruction of, the Premises by fire or other casualty (the “Casualty Damage”), the insurance proceeds, if any, that, as a result of the Casualty Damage, are payable under any fire or casualty insurance maintained by Tenant relating to the Premises shall be payable to, and shall be the sole property of, Landlord, and, subject to the terms and conditions of this Section, Landlord shall cause the prompt and diligent repair and replacement of the Premises as soon as reasonably is possible so that they are in substantially the same condition as existed prior to the Casualty Damage. If substantial Casualty Damage occurs at any time during the Lease Term, a determination shall be made by a licensed architect reasonably acceptable to Landlord and Tenant within 30 days after such Casualty Damage, of whether Landlord will be able, within a period of six months after such Casualty Damage occurs, to repair and replace the Premises so that they are in substantially the same condition as existed prior to the Casualty Damage. If the architect determines that Landlord will not be able, within a period of six months after such Casualty Damage occurs, to repair and replace the Premises so that they are in substantially the same condition as existed prior to the Casualty Damage, then Landlord, at its option, may terminate this Lease upon written notice to Tenant at least 30 days in advance, and all obligations hereunder, except those due or mature, shall cease and terminate. If substantial Casualty Damage occurs during the last two years of the Lease Term, and provided that Tenant has not exercised an option for an extension Term, then Landlord, at its option, may terminate this Lease upon written notice to Tenant at least 30 days in advance, and all obligations hereunder, except those due or mature, shall cease and terminate. Rent shall not be abated or reduced during any repair or construction following any Casualty Damage. The term “substantially damaged” and “substantial damage” as used in this section, shall mean that the Premises has been damaged to the extent that the cost of such restoration of the Premises will exceed a sum constituting 35% of the total replacement cost of the Premises.

10. Eminent Domain. In the event the Premises, or such portion thereof as would prevent Tenant from occupying and using the Premises for the Tenant’s normal business purposes, shall be taken or condemned for any public or quasi-public purpose, or sold to a condemning authority to prevent taking, then, at Landlord’s option, either (i) Tenant shall have the right to terminate this Lease, or (ii) Landlord shall, at its sole cost and expense, provide Tenant with such additional space and make such repairs to the Premises as may be necessary to enable Tenant to use such additional and repaired space for Tenant’s normal business purposes. In the event that the Lease remains in effect following such taken, condemnation or sale but the amount of space used by Tenant in the Building is reduced thereby, Rent shall not be abated or reduced due to any taking, condemnation or sale. All compensation awarded for any such taking or conveyance shall be the property of Landlord without any deduction therefrom for any present or future estate of Tenant. However Tenant shall have the right to recover from the condemning or taking authority, but not from the Landlord, such compensation as may be awarded to Tenant for any tenant improvements to the property and for Tenant’s moving and relocation expenses.

11. Default.

(a) Tenant’s Default. The following shall be “Events of Default” by Tenant:

(i) The failure to pay monthly Rent or any other amount payable hereunder within 10 days after receiving notice thereof from Landlord.

(ii) The failure to comply with any other provision of this Lease that is not cured within 30 days after written notice thereof to Tenant; provided, however, if the matter in question is not reasonably susceptible of being cured within 30 days, then it shall not be an Event of Default hereunder if Tenant commences to cure such matter within such 30 day period and thereafter diligently and with continuity prosecutes such cure to completion.

(iii) The filing under the United States Bankruptcy Code of a petition by or against Tenant.

(iv) Tenant is declared insolvent by a court of competent jurisdiction, makes an assignment for the benefit of its creditors, or a receiver, trustee or liquidator of Tenant or of any material part of its assets or of Tenant’s interest in this Lease is appointed in any proceeding.

(b) Remedies for Tenant’s Default. Upon the occurrence of an Event of Default, Landlord may pursue any one or more of the following remedies:

(i) Terminate this Lease and recover damages therefor.

(ii) Terminate Tenant’s right to occupy the Premises by repossessing the Premises, without terminating this Lease, and recover damages.

(iii) Perform any of the obligations for which Tenant is in default under this Lease, and Tenant shall reimburse Landlord within 30 days after written demand for all costs incurred by Landlord in doing so.

(iv) Exercise any other remedy provided in this Lease or under applicable law.

(c) Termination of Lease. If Landlord terminates this Lease hereunder, then Tenant shall remain liable for all Rent and other obligations accruing up to the date of termination, and for all reasonable costs actually incurred in connection with the termination of the Lease and repossession and re-letting of the Premises (including, without limitation, reasonable attorneys’ and brokerage fees), plus damages equal to the present value of the full amount of the Rent due for the balance of the Term less an amount determined based upon one of the following (which Landlord may elect in its sole and absolute discretion): (i) the present value of the rental amount that Landlord is able to actually obtain, or that any tenant or tenants have agreed to pay, during the balance of the Term, which rental amount or agreed rental amount shall be presumed to represent the fair rental value of the Premises; or (ii) the present value of the fair rental value of the Premises for the balance of the Term, determined by any other reasonable method. For purposes of determining present value, the discount rate shall be equal to the Default Rate.

(d) Repossession of Premises. If Landlord elects to repossess the Premises due to an Event of Default as aforesaid, then Tenant shall: (i) remain liable for all Rent and other obligations hereunder accruing up to the date of such repossession; (ii) be liable to Landlord for all reasonable costs actually incurred in connection with the repossession and re-letting of the Premises (including, without limitation, reasonable attorneys’ and brokerage fees); and (iii) remain liable for the payment of all Rent and other obligations hereunder payable for the balance of the unexpired Term of this Lease in effect as of the date of repossession by Landlord. In the event the Premises are re-let by Landlord, Tenant shall be entitled to a credit against its rental obligations hereunder in the amount of rents received by Landlord from any such re-letting of the Premises less any reasonable costs incurred by Landlord (not previously reimbursed by Tenant) in connection with the repossession and re-letting of the Premises (including without limitation reasonable attorneys’ fees and brokerage commissions.) Actions to collect amounts due by Tenant to Landlord as provided in this Section may be brought from time to time, on one or more occasions. If Landlord terminates Tenant’s right of possession under this subsection, it may at any time thereafter elect to terminate this Lease under subsection (c).

(e) Fees, Costs and Expenses. In case of an Event of Default, Tenant shall also be liable for any reasonable broker’s fees incurred by Landlord in connection with reletting the whole or any part of the Premises; the reasonable costs of removing and storing Tenant’s property; the reasonable cost of repairing, altering, remodeling or otherwise returning the Premises into a so called “vanilla box” condition; and all reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights including reasonable attorneys’ fees.

(f) Reasonable Efforts. In the event of termination of Tenant’s right of possession of the Premises by Landlord as aforesaid, Landlord shall use reasonable efforts to re-let the Premises at a fair market rental or as near thereto as is possible under the circumstances then existing so as to minimize the damages suffered by Landlord and payable by Tenant hereunder, it being understood and agreed that such efforts shall at least be consistent with the same effort that Landlord makes with respect to other vacant space under Landlord’s control.

(g) Acceleration of Monthly Rent. Notwithstanding anything contained herein, in no event is Landlord entitled to accelerate Monthly Rent, except as provided in subsection (c).

(h) Landlord’s Default and Tenant’s Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of 30 days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within 30 days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder. Notwithstanding the foregoing, in the event the default specified in Tenant’s written notice to Landlord materially and adversely impairs Tenant’s business operations in the Premises, or renders the Premises untenantable, and is not cured within such 30-day period, Tenant may give Landlord a second written notice (the “Second Notice”) indicating Tenant’s election to cure such default. Landlord shall have 10 days after the date of receipt of the Second Notice to cure such default, but if the condition cannot reasonably be remedied within such time, such default shall be deemed to have been cured if Landlord commences such performance within said ten-day period and thereafter diligently undertakes to complete the same. If the default is not cured within the 10-day cure period, Tenant may perform such work on behalf of Landlord and invoice Landlord for any costs incurred by reason thereof and Landlord shall pay any such invoice within 30 days after receipt thereof. If the invoice is not paid within such 30 day period, interest shall accrue on the unpaid amount of the invoice at the Default Rate. In no event shall Tenant be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder.

(i) Limitation of Landlord’s Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Premises for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment.

(j) Nonwaiver of Defaults. Neither party’s failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

(k) Attorneys’ Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys’ fees incurred in connection therewith. In addition, if a monetary default shall occur and Landlord engages outside counsel to exercise its remedies hereunder, and then Tenant cures such monetary default, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys’ fees, court costs and expenses actually incurred.

12. Hazardous Materials.

(a) Environmental Definitions. “Environmental Laws” shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Premises. “Hazardous Substances” shall mean those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” under Environmental Laws and petroleum products.

(b) Restrictions on Tenant. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Premises, or the transportation to or from the Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and the standards prevailing in the industry.

(c) Notices, Affidavits, Etc. Tenant shall immediately (a) notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of any Environmental Laws on, under or about the Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Premises, and (b) deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall execute affidavits, representations and the like within days of Landlord’s request therefor concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Premises.

(d) Tenant’s Indemnification. Tenant shall indemnify Landlord and Landlord’s managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Section. The covenants and obligations under this Section shall survive the expiration or earlier termination of this Lease.

(e) Existing Conditions. Notwithstanding anything contained in this Section to the contrary, Tenant shall not have any liability to Landlord under this Section resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Premises prior to the Commencement Date of this Lease (or any earlier occupancy of the Premises by Tenant) except to the extent Tenant exacerbates the same.

13. Option to Renew.

(a) Grant and Exercise of Option. Provided Tenant is not in default hereunder beyond any applicable notice and cure period at the time of exercise, Tenant shall also have one option to renew the Term for a period of ten years (the “Renewal Term”), commencing immediately upon the expiration of the Initial Term. The Renewal Term shall be upon the same terms and conditions contained in the Lease for the Initial Term except the Base Rent shall be adjusted as set forth below (the “Base Rent for the Renewal Term”). Tenant shall exercise such option by delivering to Landlord, no later than twelve months prior to the expiration of the Initial Term (“Exercise Date”) written notice of Tenant’s desire to extend the Lease Term. Unless Landlord otherwise agrees in writing, Tenant’s failure to timely exercise such option shall waive it. If this Lease terminates or expires, all remaining renewal options shall be void.

(b) Base Rent for the Renewal Term. The Base Rent for the Renewal Term shall be an amount equal to the minimum annual rent then being paid by tenants of similar Class A office buildings in the Midtown area of Cincinnati, excluding Rookwood, for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, excluding free rent and other concessions. Upon the exercise of a renewal option hereunder, Landlord shall notify Tenant within 45 days of Landlord’s determination of the Base Rent for the Renewal Term, based on the definition at the beginning of this section. If Tenant disagrees with Landlord’s determination of the Base Rent for the Renewal Term, Tenant shall provide written notice to Landlord within 15 days after its receipt of Landlord’s determination, which notice shall include Tenant’s determination of the Base Rent for the Renewal Term, based on the definition at the beginning of this section. If Tenant fails to provide such written notice within such time, Landlord’s determination shall equal the Base Rent for the Renewal Term. If Tenant does provide such written notice, Landlord and Tenant shall in good faith attempt to reach agreement on the rate for Base Rent for the Renewal Term under the terms of this Lease, and any rate so agreed to by Landlord and Tenant shall equal the Base Rent for the Renewal Term. If the parties cannot agree on the Base Rent for the Renewal Term within 30 days after Landlord submits its determination for the Base Rent for the Renewal Term to Tenant, and Tenant desires to exercise its option to extend, the decision shall be referred to an arbitrator who shall be reasonably acceptable to Landlord and Tenant. If Landlord and Tenant cannot agree on an arbitrator within 30 days after the expiration of the aforementioned 30-day period, Landlord and Tenant shall each appoint a member of the Cincinnati Board of Realtors who is either a MAI appraiser or licensed real estate broker and whose business is primarily appraising commercial real estate or office sales/leasing in the Cincinnati, Ohio market, provided that if either party fails to notify the other of their selection within 10 days of the expiration of the aforementioned 30-day period, the arbitrator selected by the party who did so notify the other shall be the sole arbitrator. If each party duly appoints an arbitrator in accordance with the terms hereof, the two arbitrators shall appoint a third duly qualified arbitrator reasonably acceptable to each arbitrator and such third arbitrator shall be the sole arbitrator hereunder. The arbitrator shall choose solely from the Landlord’s or the Tenant’s Base Rent for the Renewal Term, and the rate so selected by the arbitrator shall be the Base Rent for the Renewal Term. Any fees or remuneration due or payable to the arbitrators shall be split equally by the Landlord and Tenant. The Base Rent shall be paid at the same time and in the same manner as provided in the Lease. All references in this Lease to “Term” shall be deemed to mean and include the Initial Term and the Renewal Terms, as appropriate.

14. Miscellaneous.

(a) Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective heirs, successors, executors, and administrators and assigns of the parties hereto.

(b) Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or the Building or with respect to the suitability or condition of any part of the Building for the conduct of Tenant’s business except as provided in this Lease.

(c) Insolvency or Bankruptcy. In no event shall this Lease be assigned or assignable by operation of law, and in no event shall this Lease be an asset of Tenant in any receivership, bankruptcy, insolvency, or reorganization proceeding.

(d) Governing Law. This Lease shall be governed in accordance with the laws of the State of Ohio. Any action or proceeding involving this Lease shall be maintained exclusively in a court of applicable jurisdiction located in Cincinnati, Ohio.

(e) Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay up to 60 days in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions of governmental or political bodies.

(f) Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Premises on the terms contained herein.

(g) Indemnification for Leasing Commissions. The parties hereby represent and warrant that no party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay any commissions due Brokers based on this Lease pursuant to separate agreements between Landlord and Brokers.

(h) Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, return receipt requested, to the party who is to receive such notice at the address specified in Section 1. If sent by overnight courier, the notice shall be deemed to have been given one day after sending. If mailed, the notice shall be deemed to have been given on the date that is three business days following mailing. Either party may change its address by giving written notice thereof to the other party.

(i) Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

(j) Signage. Tenant shall be permitted to install at its expense, and subject to Landlord’s prior written consent not to be unreasonably withheld, any and all signage that it desires on the exterior of the Building and in the interior of the Premises, provided such signage complies with local, state and governmental laws. Upon the expiration or earlier termination of this Lease, Tenant shall remove all signage from the Premises and restore the Building’s façade to its original condition, normal wear and tear excepted.

(k) Time. Time is of the essence of each term and provision of this Lease.

(l) Interpretation. This Lease has been negotiated by Landlord and Tenant, and this Lease, together with all of the terms and provisions hereof, shall not be deemed to have been prepared by either Landlord or Tenant, but by both equally. Wherever in this Lease any printed portion or part thereof has been stricken and initialed by both parties, whether or not any relative provisions have been added, this Lease shall be read and construed as if the material stricken was never included herein, and no implication shall be drawn from the text of the material so stricken which would be inconsistent in any way with the construction or interpretation which would be appropriate if such material were never contained herein.

(m) Recording of Lease. Tenant shall not record this Lease without the prior written consent of Landlord. Each party agrees to execute and deliver to the other, within ten 10 days of written request, a memorandum or short form of this Lease in recordable form, which memorandum or short form of this Lease may be recorded by either party, at the recording party’s expense. The memorandum or short form shall not contain any of the monetary terms of this Lease.

(n) Smoking Ban. Tenant acknowledges that all smoking is strictly prohibited anywhere within the Building or on the Premises. Tenant acknowledges that both Tenant and Landlord are bound by the Ohio Smoking Ban set forth in Ohio Revised Code Chapter 3794, and Tenant, its employees, contractors, invitees, agents, customers and/or representatives shall act in accordance with the provisions of O.R.C. 3794 at all times while on the Premises.

(o) Holding Over. If Tenant remains in possession of the Premises after the expiration or termination of this Lease, it shall be a tenant at will occupying the Premises at a rental equal to the rent herein provided plus 25% of such amount and otherwise subject to all the conditions, provisions and obligations of this Lease (except that any renewal right shall be inapplicable.)

(p) Estoppel Certificates. Tenant shall, at the request of Landlord, execute and deliver to Landlord (or any person or entity designated by Landlord) a written statement certifying that this lease is unmodified and is in full force and effect, the area of the Premises, the then existing Base Rent and the dates to which the Base Rent, Additional Rent and other charges have been paid, that all improvements to be made by Landlord have been satisfactory completed, stating whether or not the Landlord or Tenant is in default of its respective obligations hereunder and containing such other information as Landlord may reasonably specify.

(q) Subordination. Landlord shall have the right to subordinate this Lease to any mortgage, deed to secure debt, deed of trust or other instrument in the nature thereof, and any amendments or modifications thereto (collectively, a “Mortgage”) presently existing or hereafter encumbering the Premises, or any portion or portions thereof, by so declaring in such Mortgage. Within 10 days following receipt of a written request from Landlord, Tenant agrees to subordinate this Lease and its rights hereunder to the lien of any Mortgage, and to execute and deliver to Landlord, without cost, at any time and from time to time such documents as may be reasonably required to effectuate such subordination; provided, however, that Tenant shall not be required to effectuate any such subordination or other document hypothecating any interest in the Premises unless the mortgagee or beneficiary named in such Mortgage shall first enter into a

Subordination, Non-Disturbance and Attornment Agreement in the lender’s standard form. Notwithstanding the foregoing, if the holder of the Mortgage shall take title to the Premises through foreclosure or deed in lieu of foreclosure, Tenant shall be allowed to continue in possession of the Premises as provided for in this Lease so long as Tenant is not in default.

(r) Waivers. To the maximum extent permitted by law, except for those express warranties contained herein Tenant hereby waives the benefit of all warranties and covenants, express or implied, with respect to the Premises including, without limitation, any implied warranty that the Premises are suitable for any particular purpose and any implied covenant of fair dealing or good faith. The parties hereto irrevocably waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use and occupancy of the Premises.

(s) Financial Statements. Upon request from time to time by Landlord, Tenant shall provide to Landlord a copy of its most recent annual financial statements (balance sheet and income statement) certified by an officer of Tenant as being true and correct. At Tenant’s request, Landlord agrees to execute and abide by the terms of a confidentiality agreement with Tenant to protect the confidentiality of Tenant’s financial statements.

(t) Certification. Tenant certifies that: (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specifically Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

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IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date and year first set forth above.

Witnessed by:	LANDLORD: 100 Medpace Way, LLC

/s/ Kay Nolen	By:	/s/ August Troendle
Kay Nolen	Title:	Manager

TENANT: Medpace, Inc.

/s/ Kay Nolen	By:	/s/ Jaffrey Martini
Kay Nolen	Title: Chief Financial Officer

STATE OF Ohio	:
	:	SS
COUNTY OF Hamilton	:

The foregoing instrument was acknowledged before me this 6th day of October, 2010, by August J. Troendle, the Manager of 100 MEDPACE WAY, LLC, an Ohio limited liability company, on behalf of the entity.

/s/ Jennifer L. Cloyd
Notary Public

STATE OF Ohio	:
	:	SS
COUNTY OF Hamilton	:

The foregoing instrument was acknowledged before me this 6th day of October, 2010, by Jaffrey Martini, the CFO of Medpace, Inc., an Ohio corporation, on behalf of the entity.

/s/ Jennifer L. Cloyd

EXHIBIT A

THE PROPERTY

Situate in Section 16, Town 4, Fractional Range 2, City of Cincinnati, Hamilton County, Ohio, and being part of 27.915 acre tract of land conveyed to RBM Development Co., LLC in O.R. 10882, Page 1291 of the Hamilton County, Ohio Recorder’s Office, the boundary of which being more particularly described as follows:

Commencing at a found 5/8” iron pin at the intersection of the north right of way line of Hetzel Street and the east right of way lien of Red Bank Road, said point being 30 feet east of the west line of Section 16;

Thence along the east right of way line of Red Bank Road, N 03°17’22” E a distance of 1065.00 feet to a found magnail;

Thence along the lines of a 0.438 acre tract of land conveyed to UDF Properties, LLC in O.R. 8434 Pg. 1388 of the Hamilton County, Ohio Recorder’s Office, S 85°34’38” E a distance of 149.99 feet to a found magnail;

Thence continuing, N 03°17’22” E a distance of 115.68 feet to a point in the south right of way line of Madison Road, said point being witnessed by a found 5/8” iron pin lying north 1.2 feet;

Thence along said south right of way line the following three (3) courses:

1. S 85°37’14” E a distance of 69.40 feet to a found 5/8” iron pin;

2. S 87°05’04” E a distance of 313.15 feet to a found 5/8” iron pin;

3. S 85°37’14” E a distance of 19.52 feet to a set 5/8” iron pin at the point of beginning;

Thence continuing S 85°37’14” E a distance of 50.00 feet to a point being witnessed by a found 5/8” iron pin lying west 3.0 feet;

Thence S 04°25’22” W a distance of 359.02 feet to a found 5/8” iron pin at the southwest corner of a 1.906 acre tract of land conveyed to St. Paul Evangelical Lutheran Church in D.B. 1429, Pg. 517 of the Hamilton County, Ohio Recorder’s Office;

Thence along the south line of said 1.906 acre tract of land S 85°34’38” E a distance of 458.50 feet to a found 5/8” iron pin in the westerly line of a 4.792 acre tract of land conveyed to St. Paul Lutheran Village, Inc., in D.B. 3959 Pg. 485 of the Hamilton County, Ohio Recorder’s Office;

Thence along the lines of said 4.792 acre tract the following four (4) courses:

1. S 04°25’22” W a distance of 138.00 feet to a found 5/8” iron pin;

2. S 87°12’38” E a distance of 63.70 feet to a found 5/8” iron pin;

3. S 03°06’22” W a distance of 140.88 feet to a found 5/8” iron pin;

4. S 85°36’38” E a distance of 571.17 feet to a found 5/8” iron pin in the west right of way line of Stewart Avenue;

Thence along said west right of way line, S 03°08’22” W a distance of 161.50 feet to a set 5/8” iron pin;

Thence along new division lines the following nine (9) courses:

1. N 85°34’38” W a distance of 646.76 feet to a set 5/8” iron pin;

2. N 04°25’22” E a distance of 36.00 feet to a set 5/8” iron pin;

3. N 85°34’38” W a distance of 214.09 feet to a set 5/8” iron pin;

4. Along a curve to the right an arc distance of 85.25 feet to a set 5/8” iron pin, said curve having a radius of 300.00 feet, a central angle of 16°16’52” and a chord bearing N 77°26’12” W a distance of 84.96 feet;

5. N 69°17’46” W a distance of 225.61 feet to a set 5/8” iron pin;

6. Along a curve to the left an arc distance of 72.51 feet to a set 5/8” iron pin, said curve having a radius of 94.99 feet, a central angle of 43°44’20” and a chord bearing N 01°09’56” W a distance of 70.76 feet;

7. Along a curve to the right an arc distance of 40.61 feet to a set 5/8” iron pin, said curve having a radius of 40.00 feet, a central angle of 58°10’02” and a chord bearing N 06°02’55” E a distance of 38.89 feet;

8. Along a curve to the left an arc distance of 39.32 feet to a set 5/8” iron pin, said curve having a radius of 230.00 feet, a central angle of 9°47’40” and a chord bearing N 30°14’06” E a distance of 39.27 feet;

9. N 04°25’22” E a distance of 541.21 feet to the point of beginning.

Containing 7.526 acres, more or less.

Bearings are based on a survey by Kleingers & Associates of the Children’s Home of Cincinnati. (Consolidated by P.B. 350 Pg 92 of the Hamilton County, Ohio Recorder’s Office)

The above description is based upon a field survey made by Kleingers & Associates, Inc. under the direction of Randy C. Wolfe, Ohio Professional Surveyor No. 8321.

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